                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [_]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
                                               RULE 14A-6(E)(2))


[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               CSB Bancorp, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

         The Committee of Concerned CSB Shareholders for a Better Bank
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                 Concerned CSB Shareholders for a Better Bank


     To the Shareholders of
CSB Bancorp, Inc., Millersburg, Ohio


Dear Fellow Shareholders:

I have been a shareholder of CSB Bancorp for almost 40 years, and I support our local bank, The Commercial and Savings Bank of Millersburg, Ohio. However, I have become deeply concerned about the financial strength and viability of CSB. The bank has experienced severe loan losses that forced CSB to enter into a written agreement with the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions last November. Because of the bank's continued poor performance, the regulators have prohibited CSB from paying dividends to its shareholders for the last two quarters. Most recently, CSB announced that its loan levels and income continued to fall through the first quarter of this year. Over the past year we have watched as our stock lost almost half of its value while the Board and management floundered.

We formed The Committee of Concerned CSB Shareholders because of the overwhelming dissatisfaction with CSB's Board felt by shareholders with whom we have met. We have repeatedly requested information from CSB's management and lawyers to determine the extent of the bank's difficulties and have met with the bank's executive committee, but our efforts to affect positive change have been rebuffed. We hold the incumbent Board of Directors responsible for the bank's dismal performance and do not believe that the Board members that led the bank into ruin or their hand-picked replacements should remain at the helm of your bank. Therefore, I have nominated Jeffery A. Robb, Sr. for election to the Board at the annual meeting of shareholders which is scheduled for July 25, 2001. Please read our attached proxy statement for more information about our Committee and Mr. Robb.

Mr. Robb has extensive experience in the banking industry. We believe that Mr. Robb's election will provide management with the fresh perspective necessary to increase profitability and maximize shareholder value. We believe that CSB can flourish as an independent bank and continue to serve our community under proper leadership.

Exercise your democratic right as an owner of CSB. Vote to support our nominee Mr. Robb and help bring a change of direction to your bank. Do not sign any proxy card solicited by the incumbent Board of Directors. You must sign our blue proxy card if you want to support Mr. Robb. If you have any questions please contact us at P.O. Box 170, Millersburg, Ohio 44654, or toll-free at 800-276-8169. We look forward to hearing from you and working on your behalf for a better bank.

Respectfully Submitted,

Richard G. Elliott                                               [Mailing Date]
Chairman of The Committee of Concerned
CSB Shareholders for a Better Bank

                 Concerned CSB Shareholders for a Better Bank

                          Preliminary Proxy Statement
                  In Opposition to the Board of Directors of
                               CSB Bancorp, Inc.

                        Annual Meeting of Shareholders
                          Scheduled for July 25, 2001


The Committee of Concerned CSB Shareholders is providing you with this proxy statement in connection with our solicitation of proxies to be used at the Annual Meeting of Shareholders of CSB Bancorp scheduled to be held on Wednesday, July 25, 2001, and at any adjournments or postponements of the meeting. The meeting will be held at The Commercial and Savings Bank of Millersburg, 91 North Clay Street, Millersburg, Ohio 44654 at 10:00 A.M.

We are sending this proxy statement and the accompanying blue proxy card to CSB's shareholders on or shortly after [mailing date]. We may solicit proxies by mail, advertisement, fax, telephone or in person. Any of the members of the Committee and any of their regular employees may solicit proxies. Our total expenditures to date for this solicitation have been approximately $8,000, and we expect to spend approximately $12,000 in total. We will not ask CSB to reimburse our expenses if we are successful, although we may ask for voluntary contributions from other shareholders to defray our actual costs.


                       Why We Are Soliciting Your Proxy

Richard G. Elliott, Ted W. DeHass and Don E. Sprankle formed The Committee of Concerned CSB Shareholders for a Better Bank because of the overwhelming dissatisfaction felt by CSB's shareholders with the bank's Board of Directors due, in part, to the sharp decline in the value of CSB stock. Jeffery A. Robb, Sr., Gloria J. Miller, Darwin L. Snyder and Victor R. Snyder subsequently joined our Committee. Please see The Committee below for more information about our Committee. We support our local bank, but have become deeply concerned about the financial strength and viability of CSB.

The bank has experienced severe loan losses that forced CSB to enter into a written agreement with the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions last November. The agreement requires additional regulatory oversight of the bank's operations. Because of the bank's continued poor performance, the regulators have prohibited CSB from paying dividends to its shareholders for the last two quarters. Most recently, CSB announced that its loan levels and income continued to fall through the first quarter of this year. Over the past year we have watched as our stock lost almost half of its value while the Board and management floundered. Look at the stock performance graph on page [_] of management's own proxy statement. Are you pleased that your CSB stock has less than half the value it would if you had invested your money in the S&P 500 or Nasdaq Bank Stock Index?

We have repeatedly requested information from CSB's management and lawyers to determine the extent of the bank's difficulties, including an independent management assessment of the bank's Board of Directors recently prepared by Young & Associates as required by the Federal Reserve and Division of Financial Institutions. We have also met with the bank's executive committee, but our efforts to affect positive change have been rebuffed.

We hold the incumbent Board of Directors responsible for the bank's dismal performance and do not believe that the Board members that led the bank into ruin should remain at the helm of your bank without change. Nor do we know if we should have confidence in all the new directors appointed by the old. Therefore, we have nominated Jeffery A. Robb, Sr. for election to the Board of Directors. We trust that Mr. Robb will represent you, the shareholders of CSB.

Mr. Robb has 30 years of focused experience in the banking industry. He is the President and Chief Executive Officer of Robb Companies, Inc., providing consulting services to financial institutions and specializing in strategic planning, regulatory issues, troubled banks and mergers and acquisitions. Mr. Robb, age 51, is also a certified public accountant and Vietnam veteran. He previously served as a director of the Federal Reserve Bank of Cleveland, Executive Director of the Community Bankers Association of Ohio, Chairman of the Board of the National Deposit Insurance Corporation, Columbus, Ohio, and Chairman of the Board of Croton Banking Company, Croton, Ohio.

The incumbent Board has refused to support Mr. Robb's nomination and we have been left with no alternative but to solicit your proxy to vote for Mr. Robb and in opposition to the incumbent Board members. Please see Voting and Quorum at the Annual Meeting, below. If elected, Mr. Robb would serve for a term of three years and receive only that compensation normally payable to an independent member of the bank's Board.

If elected, Mr. Robb will work with CSB's Board and management to strengthen the bank and enhance shareholder value. He intends to implement a continuous, effective shareholder relations program to keep shareholders informed about their bank. In addition, Mr. Robb will seek to change the nomination process that led to the creation of a stagnant Board that had to be forcibly revised by the regulators. Once elected to the Board, Mr. Robb will also use the detailed financial and operational information available to him as a director to develop specific plans to reach our goals of increasing profitability and enhancing shareholder value.

We believe that CSB's Board and management have failed to formulate and implement a business plan and strategy to keep the bank financially sound. The Board's failure to cooperate with us in our efforts further strengthens our conviction that CSB's shareholders have stood by long enough while the Board's management of the bank has caused a steady decline in shareholder value. We are not seeking to terminate CSB employees simply for the sake of cutting costs; our grievance is with the Board, not the staff at the bank. And we are not attempting to benefit ourselves at the expenses of any other shareholder. Instead, we are seeking to create value for all shareholders. We believe that Mr. Robb's election will provide management with the fresh perspective necessary to increase profitability and maximize shareholder value. We believe that CSB can flourish as an independent bank and continue to serve our community under proper leadership.

                    Voting and Quorum at the Annual Meeting

You may vote in person or by proxy at the annual meeting. If you give your proxy, you may revoke it at any time by providing written notice of your revocation to CSB, filing a duly executed proxy card bearing a later date, or by coming to the meeting and voting in person. Each share is entitled to one vote, together with the right to cumulate votes, in electing directors.

Who Can Vote at the Annual Meeting

Shareholders who owned shares of CSB at the close of business on June 11, 2001, the record date set by CSB, are entitled to vote at the annual meeting. According to CSB's proxy statement, as of the record date, there were 2,624,372.2953 shares of CSB's common stock outstanding. A majority of the outstanding shares must be represented at the meeting for a quorum.

Election of Directors

CSB's Board has ten directors. However, because CSB has a staggered board with three "classes," the terms of only three directors -- John R. Waltman, Phillip
W. Smith, Jr. and Samuel M. Steimel -- will expire at the annual meeting. We propose that you elect our nominee Jeffery A. Robb, Sr. as one of the three directors to be elected at the meeting. If elected, Mr. Robb would hold office for three years. Mr. Robb has agreed to serve as a director, but if for any reason he is unable to serve, the persons named as proxies on our proxy card will vote for the election of a substitute nominee that we propose.

The three nominees receiving the greatest number of notes will be elected as directors. Proxies which are marked "withhold authority" or on which a broker has indicated a lack of discretionary authority will be counted as present for the purpose of determining a quorum, but will not be voted in the election of directors.

CSB shareholders have the right to cumulate their votes in the election of directors and we have given notice as required by law that cumulative voting will be used at the meeting. This means that each share that you hold is multiplied by the number of directors being elected, which in this case is three. Your total votes may then be cast for any one nominee or distributed among the nominees. We intend to cumulate votes for Mr. Robb to assure his election to CSB's Board of Directors. If all of CSB's shareholders attend or are represented by proxy at the annual meeting, the holders of 656,095 shares must cast their cumulated votes in favor of Mr. Robb to assure his election. Members of the Committee own 233,036 shares, or approximately 8.9% of the total shares eligible to be voted at the annual meeting. Please see The Committee, below for details about the Committee members' stock ownership.

We are soliciting the discretionary authority to cumulate votes, and the persons named as proxies on our proxy card will have the authority to cumulate votes at their discretion. If we receive more votes than are necessary to elect Mr. Robb, we may cast these additional votes for the election of one or more of the nominees proposed by CSB. We have not determined the order of priority in which we will cast our cumulative votes, reserving that judgment until the time of the meeting when we will establish our strategy based on the number of votes we hold.

Voting by Proxy

We will vote the accompanying blue proxy card in accordance with your instructions. You may withhold your vote from any of the director candidates by striking his name from the list provided on the card. If you sign and date our blue proxy card, but do not make any specific choices, we will cumulate and vote your shares for Mr. Robb, and any of CSB's nominees that we consider appropriate. If any other matters are presented at the annual meeting, our proxies will vote your shares in accordance with their best judgment. We are not aware of any other matters that will be acted upon at the meeting.

Your Vote Is Important

Your vote is important. No matter how many or how few shares of CSB you own, please vote for Mr. Robb by signing, dating and mailing the enclosed blue proxy card today in the provided envelope so that we will receive it prior to the July 25 meeting. Do not return the [white] proxy card sent to you by CSB's Board of Directors. Even if you mark "withhold" on the Board's [white] proxy card as a protest against the incumbent Board, you vote will not count for Mr. Robb. You can only vote for Mr. Robb on the blue proxy card.

If you have already returned a Board of Directors' proxy card before receiving our proxy statement, you have every right to change your vote by signing and returning the enclosed blue proxy card. Only your latest dated properly executed proxy will count at the annual meeting. Make certain that your most recent proxy is our blue proxy.

If your shares are held for you by a bank or brokerage firm, your broker cannot vote your shares unless he or she receives your specific instructions. Please call your bank or broker and instruct your representative to vote for Mr. Robb on the blue proxy card.

If you have any questions about how to vote your shares or in changing your vote, please contact us at 800-276-8169. If you are a registered shareholder, you may also fax both sides of your signed proxy card to us at 330-674-4914.

Time is short.  Please vote today!

                                 The Committee

Richard G. Elliott, Ted W. DeHass and Don E. Sprankle formed The Committee of Concerned CSB Shareholders because of the overwhelming dissatisfaction felt by CSB's shareholders with the bank's Board of Directors due to the sharp decline in the value of CSB's shares. Jeffery A. Robb, Sr., Gloria J. Miller, Darwin L. Snyder and Victor R. Snyder subsequently joined our Committee.

Mr. Elliott is a self-employed stock broker. Mr. DeHass is President and Chief Executive Officer of Castle Nursing Homes, Inc. Castle Nursing Homes operates four nursing home facilities in central Ohio and is headquartered at 434 N. Washington Street, Millersburg, Ohio 44654. Mr. Sprankle is a print consultant to Schlabach Printers, located at 2881 State Route 93, Sugarcreek, Ohio 44681. Mr. Robb is the President of Robb Companies, Inc., a bank consulting company, P.O. Box 905, Millersport, Ohio 43046. Ms. Miller is a retired nurse. Mr. Darwin Snyder is President of Darwin Snyder Tire, located at 7274 Country Road 623, Millersburg, Ohio 44654. Mr. Victor Snyder owns Vic Snyder Oil, located at 7734 State Route 39, Millersburg, Ohio 44654. The Committee's mailing address is P.O. Box 170, Millersburg, Ohio 44654.

By forming The Committee of Concerned CSB Shareholders for a Better Bank, the Committee members are considered to be a "group," as described in Rule 13d-5(b)(1) of the Exchange Act. Because the Committee is considered a "group," the Committee is deemed to have acquired beneficial ownership, for purposes of (S) 13(d) of the Exchange Act, of all of the CSB shares held by the Committee members. In addition, each of the Committee members may be deemed to share indirect beneficial ownership of the CSB shares owned by each of the other Committee members because of the formation of the Committee. However, each of the Committee members disclaims any indirect beneficial ownership of shares owned by the other members resulting solely from the existence of the Committee.

Based on CSB's proxy statement, there are 2,624,372.2953 shares of CSB's common stock outstanding. The number and percentage of shares beneficially owned by the Committee members is as follows:

                                        Shares              Percentage
                                  -----------------       ------------
       Richard G. Elliott                   126,000                4.8%
       Ted W. DeHass                          2,744                0.1%
       Don E. Sprankle                   3,266.9263                0.1%
       Jeffery A. Robb, Sr.                     100              0.004%
       Gloria J. Miller                      12,812                0.5%
       Darwin L. Snyder                 17,219.6685                0.7%
       Victor R. Snyder                      70,894                2.7%
                                  -----------------       ------------
       The Committee                   233,036.5948                8.9%
                                  =================       ============

Mr. Elliott owns 3,900 of his shares jointly with his mother, Catherine L. Elliott. 2,156.9711 of the shares beneficially owned by Mr. Sprankle are held by his wife, Arlene L. Sprankle. 20.9218 of the shares beneficially owned by Darwin Snyder are held jointly with his daughter, Brianna D. Snyder, and 231.3922 of the shares are held by his wife, Joan C. Snyder. Victor Snyder owns all of his shares jointly with his wife, Mosella K. Snyder. Otherwise, each of the Committee members has the sole power to vote and to dispose, or to direct the disposition of, his or her shares of CSB stock.

Other than as described below, none of the Committee members has bought or sold any CSB stock during the last two years. Mr. Robb purchased 100 shares on December 15, 2000 for $18.50 a share. Mr. Sprankle participates in the bank's dividend reinvestment plan and on February 1, 2000 sold 1,029 shares for $32 a share. Darwin Snyder also participates in the dividend reinvestment plan and sold 4,199 shares for $16 a share on December 30, 2000, bought 2,000 for $16 on February 7, 2000, and bought 400 on November 15, 1999 for $32.

None of the Committee members is, or was within the last year, a party to any agreement relating to CSB's stock, other than Mr. Elliott, who has pledged 60,000 of his CSB shares to the Killbuck Savings Bank to secure a $300,000 loan. In addition, none of the Committee members or any of their associates have any agreement with any person relating to employment at the bank or with respect to any future transactions with the bank.

                            Additional Information

CSB's proxy statement contains additional information regarding CSB's nominees for election to the Board, the other directors and officers of CSB, committees of the Board, and the eligibility requirements for shareholder proposals intended to be submitted at CSB's 2002 annual meeting of shareholders.

                            Your Vote is Important
                 The Annual Meeting is July 25 -- Don't Delay!


Your vote is important. No matter how many or how few shares of CSB you own, please vote for our nominee, Jeffery A. Robb, Sr. by signing, dating and mailing the enclosed blue proxy card today in the provided envelope so that we will receive it prior to the July 25 meeting. Do not return the [white] proxy card sent to you by CSB's Board of Directors. Even if you mark "withhold" on the Board's [white] proxy card as a protest against the incumbent Board, you vote will not count for Mr. Robb. You can only vote for Mr. Robb on the blue proxy card.

If you have already returned a Board of Directors' proxy card before receiving our proxy statement, you have every right to change your vote by signing and returning the enclosed blue proxy card. Only your latest dated properly executed proxy will count at the annual meeting. Make certain that your most recent proxy is our blue proxy.

If your shares are held for you by a bank or brokerage firm, your broker cannot vote your shares unless he or she receives your specific instructions. Please call your bank or broker and instruct your representative to vote for Mr. Robb on the blue proxy card.

Your vote at this year's annual meeting will determine the future direction of your bank and your investment. Exercise your democratic right as an owner of CSB. Vote the blue proxy card for a better bank!

If you have any questions about how to vote your shares or in changing your vote, please contact us at 800-276-8169. If you are a registered shareholder, you may also fax both sides of your signed proxy card to us at 330-674-4914.

Time is short.  Please vote today!

                      Proxy Card for 2001 Annual Meeting
                   Of the Shareholders of CSB Bancorp, Inc.

           Solicited by Concerned CSB Shareholders for a Better Bank
               In Opposition to the Incumbent Board of Directors


This proxy will be voted in accordance with your instructions specified below. If you do not give any specific instructions, this proxy will confer discretionary authority and will be voted FOR the election of the Committee's nominee Mr. Robb. In addition, the proxies are authorized to vote in their discretion for any substitute nominees as the proxies may select if any nominee named below is unable to serve and on any other matters that may properly come before the meeting.

Shareholders have the right to vote cumulatively in the election of directors and we intend to invoke our right to cumulate our votes for the election of our nominee at the annual meeting. If we receive more votes than are necessary to elect our nominee, we may cast these additional votes for the election of one or more of the nominees proposed by CSB. This proxy card gives our proxies full discretionary authority to vote cumulatively, and in their sole discretion to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld below.

Please mark an "X" in the appropriate box below. We recommend that you vote FOR our nominee Mr. Robb.

[_]  FOR Jeffery A. Robb, Sr.

You may withhold authority to vote for any individual nominee by lining through or otherwise striking out that nominee's name in the list below.

Jeffery A. Robb, Sr.   John R. Waltman  Phillip W. Smith, Jr.  Samuel M. Steimel

The undersigned hereby appoints Richard G. Elliott, Ted W. DeHass and Christopher J. Hubbert, Esq., and each of them, with full power of substitution, as proxies to vote, as indicated above, for and in the name of the undersigned all shares of CSB Bancorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of CSB scheduled to be held on Wednesday, July 25, 2001 at 10:00 A.M. at 91 North Clay Street, Millersburg, Ohio 44654, and at any adjournments or postponements of the meeting.

This proxy card revokes all proxies previously given by the undersigned.

Please sign exactly as your name appears on this proxy card. All joint owners should sign. If you are signing in a fiduciary capacity or as a corporate officer, please also provide your full title.

                                            Date_______________________, 2001


                                            _________________________________
                                                        Signature

                                            _________________________________
                                                 Signature if held jointly


                                            _________________________________
                                                    Title, if applicable